Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract and Certificate are hereby endorsed by adding the following provision:

     Notwithstanding the Change of Contract provision of this Contract, Aetna will at all times add interest daily at an effective annual rate of no less than 3% to all amounts held in the Fixed Account (referred to in some Contracts as the "General Account") and the Fixed Plus Account (if available under this Contract). Aetna may add interest daily at any higher rate. This paragraph does not in any way reduce any other minimum interest guarantee set forth in this Contract.

     Aetna will make available to the Contract Holder the rate currently being credited to such amounts.

Endorsed and made a part of the Contract and Certificate effective on the later of the date of receipt of any required state approval or the Effective Date of the Contract.

                                     /s/ Thomas J. McInerney

                                     President
                                     Aetna Life Insurance and Annuity Company